SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

_____________________________________________________________________

Name:           Global Chartist Fund, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

200 Park Avenue, 24th Floor
New York, New York 10166

Telephone Number (including area code):    (212) 632-1584

Name and address of agent for service of process:	Bryan McKigney
c/o Oppenheimer Asset Management, Inc.
200 Park Avenue, 24th Floor
New York, New York 10166

Copy to:

Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

  X     Yes                             No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 18th day of October, 2011.

GLOBAL CHARTIST FUND, LLC

By:	/s/ Bryan McKigney
Name: Bryan McKigney
Title: Authorized Person